Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of HSW International, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of HSW International, Inc. on Form S-1 (File No. 333-149112, effective April 8, 2008), Form S-1 filed as post-effective amendment No. 1 to Registration Statement on Form S-1 (File No. 333-147339, effective April 29, 2008), and Form S-8 (File No. 333-147149, effective November 5, 2007).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 25, 2009